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                                                                    Exhibit 23.3


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated December 3, 1997, except for paragraph 3 of Note 6 and paragraph 9 of Note 10, as to which the date is January 2, 1998, included in the Registration Statement and related Prospectus of Intracel Corporation for the registration of shares of its common stock to be filed with the Securities and Exchange Commission on July 9, 1998.


Seattle, Washington
July 9, 1998


                                        ERNST & YOUNG LLP